United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2020 (July 1, 2020)
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
(Name of Registrant as Specified In Its Charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,
Maryland 21401
(Address of principal executive offices)

(410) 571-9860
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 per value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 1, 2020, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the "Company"), through its subsidiary, entered into certain agreements relating to the acquisition, ownership and management of a preferred equity interest in a partnership (the “Partnership”) with a subsidiary of ENGIE S.A. (“ENGIE”), the largest independent power producer and energy efficiency services provider in the world, that is expected to own approximately 2.3 gigawatt (GW) portfolio of wind and utility-scale solar assets. The Company has agreed to guarantee certain of the obligations of its subsidiary in connection with these agreements.

Subject to the satisfaction of certain conditions, through a series of contributions to the Partnership, the Company expects to ultimately invest approximately $540 million in the Partnership. On July 1, 2020, the Company made an initial capital contribution to the Partnership of approximately $150 million related to four operating wind projects with an aggregate capacity of approximately 663 megawatts (MW). The Company expects to make additional capital contributions related to nine more projects anticipated to be commercially operational on or prior to June 30, 2021, at which time the additional projects relating to a specific funding will be transferred into the Partnership.

Assuming all of the projects are acquired by the Partnership, the renewables portfolio will consist of 13 projects (nine onshore wind projects and four solar projects), located in key markets in the United States, including the Electric Reliability Council of Texas (ERCOT), Midcontinent Independent System Operator (MISO), PJM Interconnection (PJM) and the Southwest Power Pool (SPP). The portfolio’s cash flows from fixed-price power purchase agreements and financial hedges have a weighted average contract life of 13 years, contracted with highly creditworthy off-takers and counterparties who enjoy a weighted average credit rating of A+, including Amazon, Allianz, Ingersoll Rand, Microsoft, T Mobile, Target, Walmart, and Xcel Energy.

The Partnership is governed by an amended and restated limited liability company agreement, dated July 1, 2020, by and among the Partnership, one of the Company’s subsidiaries and a subsidiary of ENGIE, and contains customary terms and conditions. The Company owns 100% of the Class A Units in the Partnership corresponding to 49% of the distributions from the Partnership subject to the preferences discussed below. Most major decisions that may impact the Partnership, its subsidiaries or its assets, require a majority vote of a four person committee in which the Company and ENGIE each having two representatives. Through the Partnership, the Company will be entitled to preferred distributions until certain return targets are achieved. Once these return targets are achieved, then distributions will be allocated approximately 33% to the Company and approximately 67% to ENGIE. Each of the Company and ENGIE has a right of first offer if the other party desires to transfer any of its equity ownership to a third party on or after July 1, 2023. The Company expects to use the equity method of accounting to account for its preferred equity interest in the Partnership.

Item 9.01	Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
Information required by this item will be filed as an Exhibit on Form 8-K/A within 71 days from the date of this filing.
(b) Pro forma financial information.
Information required by this item will be filed as an Exhibit on Form 8-K/A within 71 days from the date of this filing.

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and General Counsel
Date: July 2, 2020